UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Date of report (Date of earliest event reported): July 2, 2012

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Road, Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2012, the Board of Directors (the “Board”) of NTN Buzztime, Inc. (“we,” “us,” “our” or the “Company”) appointed Paul Yanover to serve as a member of the Board effective July 2, 2012. Mr Yanover’s appointment filled a vacancy on our Board. Mr. Yanover was not appointed to any Board committee and he is not expected to be appointed to any such committee as of the date hereof.

Mr. Yanover’s term on our Board, which commenced on July 2, 2012, will continue until our next annual meeting of stockholders and until his successor is duly elected and qualified, or if earlier, until his resignation or removal. Mr. Yanover was appointed to our Board upon the recommendation of our Board’s Nominating and Corporate Governance/Compensation Committee, which had considered qualification guidelines previously adopted by our Board, our Board’s current composition and our operating requirements. Our Board has determined that Mr. Yanover qualifies as an independent director under applicable rules of the SEC and of the NYSE MKT LLC. There was no arrangement or understanding between Mr. Yanover and any other person pursuant to which Mr. Yanover was selected as a director.

In accordance with our current policy on director compensation, in connection with his appointment to our Board, our Board approved the grant of an option to Mr. Yanover to purchase 30,000 shares of our common stock. The option, which was granted under our 2010 Performance Incentive Plan, has an exercise price per share of $0.14, which was the closing price of our common stock on the NYSE MKT LLC on the date of grant (July 2, 2012) and which was determined in accordance with the plan. One half of the shares subject to the option were vested and exercisable on the date of grant. The remaining shares vest and become exercisable, subject to continued service with us, in equal monthly installments beginning in August 2012 and ending on the date in which our next annual meeting of stockholders is held, which is expected to be held in June 2013.

Also in accordance with our current policy on director compensation, Mr. Yanover will also be eligible to receive cash compensation of (i) $25,000 per year for his service as a member of the Board and (ii) $5,000 per year for service on each committee of the Board to which Mr. Yanover may be appointed. In addition, if re-elected to the Board at our next annual meeting of stockholders, Mr. Yanover will be eligible to receive an annual stock option grant to purchase 20,000 shares of our common stock.

Also on July 2, 2012, our Board dissolved the Interim Committee of the President it established on June 5, 2012 to oversee the day-to-day running of our operations, and appointed Jeff Berg, the Chairman of our Board, as our interim Chief Executive Officer. We agreed to pay Mr. Berg $8,250 per month as compensation for and during his service as our interim Chief Executive Officer. For the balance of 2012 and for so long as he is serving as our interim Chief Executive Officer, Mr. Berg agreed to forego any compensation he would otherwise receive in consideration for his services on our Board. For the balance of 2012, such compensation would have been $30,000. Our Board is continuing to evaluate qualified candidates to serve as our permanent chief executive officer.

Mr. Berg, age 52, has served on our Board of Directors since August 2008 and as Chairman of our Board since November 2008. Mr. Berg is a private investor currently serving as the managing member of the General Partner of Matador Capital Partners, LP, an investment partnership that he founded in 2007. Since 2001, he has been Chairman of the Board of Directors and a lead investor in Surfline/Wavetrak Inc., a digital media business. He was also the lead director of Swell Commerce, Inc., a direct marketer of surf apparel and accessories, a company that he co-founded in 1999, until it was sold in December 2009 to Billabong International. From July 2000 to April 2001, Mr. Berg served as Interim Chief Executive Officer of Swell. He was also founder and sole stockholder of Airborne Media LLC, a specialty media company that he founded in 2006, which operates web sites and publishes magazines and other niche-market print products, and sold the majority of its assets in 2009. Between 1995 and 2000, Mr. Berg was Chairman of the Board of Directors of AccentHealth, a provider of segmented, patient education-oriented TV programming to medical waiting rooms. From 1994 to 2006, he served as the Chief Investment Officer of Matador Capital Management, and prior to that time, he worked for nine years at Raymond James Financial as a securities analyst. Mr. Berg holds a B.S. in Business Administration from the University of Florida.

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In addition, the top three members of our management team, including our Chief Financial Officer, Kendra Berger, our Chief Product Officer, Vladimir Edelman, and our chief information officer, Christopher George, agreed to a voluntary base salary reduction effective as of July 2, 2012 and which will continue in effect until such time as our Board determines. The annual base salaries of such three members of our management team were reduced by $105,000 in the aggregate. Ms. Berger’s annual base salary was reduced from $300,000 to $250,000; Mr. Edelman’s annual base salary was reduced from $220,000 to $215,000; and Mr. George’s annual base salary was reduced from $300,000 to $250,000.

We announced the appointments of Mr. Yanover as a Board member and Mr. Berg as interim Chief Executive Officer in a press release, a copy of which is attached to this report as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

  (d) Exhibits

Exhibit Number	Description
99.1	Press release dated July 9, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: July 9, 2012	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release dated July 9, 2012